Company contacts:
Bob Blair
Western Digital Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Western Digital Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL® BOARD DECLARES DIVIDEND FOR DECEMBER QUARTER, PAYABLE ON DECEMBER 26, RECORD DATE
OF DECEMBER 14

IRVINE, Calif.—Dec. 4, 2012—Western Digital® Corp. (NASDAQ: WDC) today announced that the Board of Directors declared a cash dividend for the quarter ending December 28, 2012, of $0.25 per share of common stock (the “cash dividend”). The cash dividend will be paid on December 26, 2012, to the company’s stockholders of record as of December 14, 2012.

On September 13, 2012, the company indicated that beginning in its current fiscal year 2013 it is targeting a return to shareholders of approximately 50 percent of its free cash flow through a mix of cash dividends and share repurchases.

The amount of future dividends under the company’s dividend policy, and the declaration and payment thereof, will be based upon all relevant factors, including the company’s financial position, results of operations, cash flows, capital requirements and restrictions under the company’s existing credit agreement, and will be in compliance with applicable law. The Board retains the power to modify, suspend or cancel the company’s dividend policy in any manner and at any time as it may deem necessary or appropriate in the future.

About Western Digital

Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is a global provider of products and services that empower people to create, manage, experience and preserve digital content. Its companies design and manufacture storage devices, networking equipment and home entertainment products under the WD®, HGST and G-Technology brands. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning the company’s capital allocation strategy, including its share repurchase and dividend payment plans. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including the impact of continued uncertainty and volatility in global economic conditions; supply and demand conditions in the hard drive industry; uncertainties concerning the availability and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new data storage markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s recent Form 10-Q filed with the SEC on Nov. 2, 2012, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD and the WD logo are registered trademarks in the U.S. and other countries. Other marks may be mentioned herein that belong to other companies.